Exhibit 5.2
[SHIPMAN & GOODWIN LLP LETTERHEAD]
October 4, 2011
TO THE PARTIES SET FORTH
IN SCHEDULE A HERETO
     RE: American Airlines 2011-2A Pass Through Certificates
Ladies and Gentlemen:
     We are acting as counsel to U.S. Bank Trust National Association, in its individual capacity (“U.S. Bank Trust”), and as Pass Through Trustee (the “Pass Through Trustee”) under the Pass Through Trust Agreement, dated as of March 21, 2002, between American Airlines, Inc. (the “Company”) and U.S. Bank Trust (as successor in interest to State Street Bank and Trust Company of Connecticut, National Association) (the “Basic Agreement”) as supplemented by the Trust Supplement No. 2011-2A dated as of the date hereof, among the Company, AMR Corporation (“AMR”) and the Pass Through Trustee (as supplemented, the “Pass Through Trust Agreement”), pursuant to which the American Airlines Pass Through Certificates, Series 2011-2A (the “Class A Pass Through Certificates”) are to be issued; in connection with the sale and purchase of the Class A Pass Through Certificates pursuant to the Underwriting Agreement dated September 27, 2011 (the “Underwriting Agreement”), among the Company, AMR and the underwriters named therein. This opinion is delivered to you at the request of U.S. Bank Trust. Except as otherwise defined herein, terms used herein shall have the meanings set forth in, or by reference to, the Pass Through Trust Agreement.
     As used herein, the following terms have the following meanings: The term “Prospectus Supplement” means the prospectus supplement, dated September 27, 2011, relating to the Class A Pass Through Certificates, in the form filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), including the documents incorporated by reference therein. The term “Registration Statement” means the Registration Statement of the Company on Form S-3 (Registration Nos. 333-160646 and 333-160646-01) filed with the SEC under the 1933 Act. The term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the SEC pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.
     Our representation of U.S. Bank Trust, in its individual capacity and as Pass Through Trustee, has been as special counsel for the limited purposes stated above. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon (i) the representations and warranties of the parties set forth in the Operative Documents (as defined below) and (ii) certificates delivered to us by the management of U.S. Bank Trust and have assumed, without independent inquiry, the accuracy of those representations, warranties and certificates.
     We have examined the Pass Through Trust Agreement and the Class A Pass Through Certificates, and originals, or copies certified or otherwise identified to our satisfaction, of such other records, documents, certificates, or other instruments as we have deemed necessary or advisable for the purposes of this opinion.
     When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the individual lawyers in the firm who have participated directly and substantively in the specific transactions to which this opinion relates, and without any special or additional investigation undertaken for the purposes of this opinion.
     Subject to the limitation set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. The following opinions on behalf of U.S. Bank Trust, in its individual capacity and as Pass Through Trustee, are limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America governing the banking and trust powers of U.S. Bank Trust. We express no opinion with respect to federal securities laws, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Trust Indenture Act of 1939, as amended or state securities or blue sky laws. In addition, other than our opinion expressed in paragraph 1 below with respect to the citizenship of U.S. Bank Trust, no opinion is expressed as to matters governed by any law, statute, rule or regulation of the United States relating to the acquisition, ownership, registration, use, operation, maintenance, repair, replacement or sale of or the nature of the Aircraft.
     To the extent to which this opinion deals with matters governed by or relating to the laws of the State of New York or other jurisdiction other than the Commonwealth of Massachusetts, we have assumed with your permission that the Operative Documents are governed by the internal substantive laws of the Commonwealth of Massachusetts.
     Our opinion is further subject to the following exceptions, qualifications and assumptions:

(a) We have assumed without any independent investigation that (i) each party to the Pass Through Trust Agreement, other than U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as applicable, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under the Pass Through Trust Agreement, and (ii) each party to the Pass Through Trust Agreement (other than U.S. Bank Trust, in its individual capacity or as Pass Through Trustee) at all times relevant thereto, had and has the full power, authority and legal right under its certificate of incorporation, partnership agreement, by-laws, and other governing organizational documents, and the applicable corporate, partnership, or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver and to perform its obligations under the Pass Through Trust Agreement.
(b) We have assumed without any independent investigation that the Pass Through Trust Agreement is a valid, binding and enforceable obligation of each party thereto other than U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as applicable.
(c) We express no opinion as to the availability of any specific or equitable relief of any kind.
(d) The enforcement of any of your rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and, as to any of your rights to collateral security, will be subject to a duty to act in a commercially reasonable manner.
(e) We express no opinion as to the enforceability of any particular provision of the Pass Through Trust Agreement relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) the grant of powers of attorney to any person or entity, (v) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights, (vi) the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a penalty” or a “forfeiture,” or (vii) so-called “usury savings clauses” purporting to specify methods of (or otherwise assure) compliance with usury laws or other similar laws of any jurisdiction.
(f) In addition to any other limitation by operation of law upon the scope, meaning or purpose of this opinion, this opinion speaks only as of the date hereof. We have no obligation to advise the recipients of this opinion (or any third party) of changes of law or fact that may occur after the date hereof, even though the change may affect the legal analysis, a legal conclusion or any information contained herein.
     All opinions contained herein with respect to the enforceability of documents and instruments are qualified to the extent that:
     (a) the availability of equitable remedies, including, without limitation, specific enforcement and injunctive relief, is subject to the discretion of the court before which any proceedings therefor may be brought; and
     (b) the enforceability of certain terms provided in the Pass Through Trust Agreement may be limited by
     (i) applicable bankruptcy, reorganization, fraudulent conveyance, arrangement, insolvency, moratorium or similar law affecting the enforcement of creditors’ rights generally as at the time in effect, and
     (ii) general principles of equity and the discretion of a court in granting equitable remedies (whether enforceability is considered in a proceeding at law or in equity).
     This opinion is rendered solely for the benefit of those institutions listed on Schedule A hereto and their successors and assigns in connection with the transactions contemplated by the Underwriting Agreement and the Pass Through Trust Agreement and may not be used or relied upon by any other person or for any other purpose.
     Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:
1.	U.S. Bank Trust is a national banking association validly existing and authorized to operate as a national banking association under the laws of the United States of America, is a “citizen of the United States” within the meaning of Section 40102(a)(15) of Title 49 of the United States Code and, in its individual capacity or as Pass Through Trustee, as the case may be, has the requisite corporate and trust power and authority to execute, deliver and perform its obligations under the Operative Documents, and U.S. Bank Trust, in its capacity as Pass Through Trustee, has the requisite corporate and trust power and authority to issue, execute, deliver and authenticate the Class A Pass Through Certificates to be delivered on the date hereof.
2.	U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, has duly authorized the Pass Through Trust Agreement and has duly executed and delivered the Pass Through Trust Agreement, and the Pass Through Trust Agreement constitutes the valid and binding obligation of U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, enforceable against U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, in accordance with its terms.
3.	The Class A Pass Through Certificates issued and dated on the date hereof have been duly authorized and validly executed, issued, authenticated and delivered by U.S. Bank Trust as Pass Through Trustee pursuant to the terms of the Pass Through Trust Agreement and are valid and binding obligations of the Pass Through Trustee, enforceable against the Pass Through Trustee in accordance with their terms, and the holders of the Class A Pass Through Certificates are entitled to the benefits of the Pass Through Trust Agreement.
4.	The authorization, execution, delivery and performance by U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, of the Pass Through Trust Agreement and the consummation of the transactions therein contemplated and compliance with the terms thereof and the issuance of the Class A Pass Through Certificates thereunder do not and will not result in the violation of the provisions of the charter documents or by-laws of U.S. Bank Trust and, to the best of our knowledge, do not conflict with, or result in a breach of any terms or provisions of, or constitute a default under, or result in the creation or the imposition of any lien, charge or encumbrance upon any property or assets of U.S. Bank Trust in its individual capacity or as Pass Through Trustee, under any indenture, mortgage or other agreement or instrument, in each case known to us, to which U.S. Bank Trust in its individual capacity or as Pass Through Trustee, is a party or by which it or any of its properties is bound, or violate any applicable Massachusetts or federal law, rule or regulation governing U.S. Bank Trust’s banking or trust powers, or, to the best of our knowledge, of any judgment, license, registration, permit, order or decree, in each case known to us, applicable to U.S. Bank Trust in its individual capacity or as Pass Through Trustee, of any court, regulatory body, administrative agency, government or governmental body having jurisdiction over U.S. Bank Trust in its individual capacity or as Pass Through Trustee.
5.	No authorization, approval, consent, license or order of, giving of notice to, registration with, or taking of any other action in respect of, any federal or Massachusetts state governmental authority or agency pursuant to any federal or Massachusetts law governing the banking or trust powers of U.S. Bank Trust is required for the authorization, execution, delivery and performance by U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, of the Pass Through Trust Agreement or the consummation of any of the transactions by U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, contemplated thereby or the issuance of the Class A Pass Through Certificates under the Pass Through Trust Agreement (except as shall have been duly obtained, given or taken); and such authorization, execution, delivery, performance, consummation and issuance do not conflict with or result in a breach of the provisions of any such law.
6.	To our knowledge, but without having investigated any governmental records or court dockets, and without having made any other independent investigation, there are no proceedings pending or overtly threatened in writing against or affecting U.S. Bank Trust in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, could reasonably be expected to affect materially and adversely the trust established under the Pass Through Trust Agreement or affect the right, power and authority of U.S. Bank Trust, in its individual capacity or as Pass Through Trustee, as the case may be, to enter into or perform its obligations under the Pass Through Trust Agreement or to issue the Class A Pass Through Certificates.
     We hereby consent to the filing of this opinion as an exhibit to each of the Company’s and AMR’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and to the use of our name under the heading “Validity of the Certificates” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.
     The law firm Debevoise & Plimpton LLP is entitled to rely upon this opinion letter in rendering its opinion as described in the Prospectus under the heading “Validity of the Certificates” and filed as an Exhibit to each of the Company’s and AMR’s Current Report on Form 8-K filed on the date hereof as if addressed and delivered to it subject to all assumptions, qualifications and limitations set forth herein.

Very truly yours,
/s/ Shipman & Goodwin LLP
SHIPMAN & GOODWIN LLP

SCHEDULE A
U.S. Bank Trust National Association
American Airlines, Inc.
Debevoise & Plimpton LLP